Exhibit 10.1

KIMBALL INTERNATIONAL, INC.

LONG TERM PERFORMANCE SHARE AWARD

This Long Term Performance Share Award ("LTPSA") dated the 7th day of September 2005 is awarded by Kimball International, Inc., an Indiana corporation ("Company") to ____________ ("Recipient") pursuant to the terms of the Company's 2003 Stock Option and Incentive Plan ("Plan").

WHEREAS the Compensation Committee of the Company ("Committee") believes it to be in the best interests of the Company and its shareowners, for its employees to obtain or increase their shareowner interests in the Company in order that they will have a greater incentive to work for and manage the Company's affairs in such a way that its shares may become more valuable, thereby aligning the personal interests of employees to the Company shareowners; and

WHEREAS the Recipient is employed by the Company or one of its subsidiaries;

Now therefore, in consideration of these premises and of services to be performed by the Recipient, the Company hereby makes this LTPSA to the Recipient on the following terms and conditions hereafter expressed and subject to the terms of the Plan.

AWARD

The Company hereby awards to the Recipient a total of _________ shares of Class ___ Common Stock ("Common Stock") of the Company, to be awarded in equal installments over the succeeding five (5) fiscal years of the Company ("Annual Installment") based upon the following schedule:

_______ shares for the fiscal year ending June 30, 2006

_______ shares for the fiscal year ending June 30, 2007

_______ shares for the fiscal year ending June 30, 2008

_______ shares for the fiscal year ending June 30, 2009

_______ shares for the fiscal year ending June 30, 2010

EXPIRATION OF AWARD

The LTPSA expires on June 30, 2010.

SHARES OF AWARD

Shares of the Annual Installment to be granted will be determined by the Worldwide Category 1 bonus computed (stated as a percent of eligible earnings) under the Company's Profit Sharing Bonus Plan ("Bonus Plan") for the applicable fiscal year ended June 30 ("Bonus Percent"). Shares granted are determined by computing a percentage based upon a ratio, the numerator of which will be the Bonus Percent, divided by a denominator of 40% ("Grant Percentage"). The Grant Percentage may not exceed 100%. The Grant Percentage is then multiplied by the Annual Installment to determine the shares to be granted. In computing the shares received, the shares will be rounded down to a full share excluding any fractional shares.

FORFEITURE OF AWARD

To be granted shares under the terms of this LTPSA, the Recipient must be a fulltime and eligible employee of the Company at the time shares are issued, except for

  Death
  Permanent disability
  Retirement at age 62 or older
  Determination of ineligibility by the Company

If during any fiscal year, a Recipient's employment is terminated because of death, permanent disability, or retirement at age 62 or older, or ineligibility is determined, the Recipient's shares are determined by multiplying the Annual Installment shares computed for the applicable fiscal year by a fraction determined by:

  Numerator = number of months in the current fiscal year that the Recipient was a fulltime and eligible employee, including the month which the termination of employment or eligibility ends, which shall be considered a full month.

  Denominator = 12 months.

In such cases, the Recipient's (or beneficiary, in the event of Recipient's death) shares will be granted within 2 1/2 months after the end of the Company's fiscal year. Any Annual Installments for future fiscal years are forfeited.

TAXES

The taxable value of the shares granted will be the number of shares received multiplied by the average of the per share high and low price of Class B Common Stock quoted by NASDAQ as of the date of the issuance.

Taxes due will be satisfied by having shares withheld equal in value to the minimum amount of federal, state and local taxes required by the taxing authorities.

The value of the shares withheld will be determined by using a per share price based on the average high and low price as quoted by NASDAQ of the Common Stock of the Company, on the date shares are issued.

RESTRICTIONS ON GRANTED SHARES

There will be no restrictions on the shares of Common Stock granted under the LTPSA.

NON-TRANSFERABILITY - DEATH

This LTPSA is not transferable by the Recipient otherwise than by will or the laws of descent and distribution.

SHARE CHANGES

If the Company shall at any time change the number of shares of its Common Stock without new consideration to the Company (such as by stock dividend or stock split), the total number of shares subject to the LTPSA hereunder shall be changed in proportion to the change in issued shares. If during the term of this LTPSA the Common Stock of the Company shall be changed into another kind of securities of the Company or into cash, securities or evidences of indebtedness of another corporation, other property or any combination thereof, whether as a result of reorganization, sale, merger, consolidation, or other similar transaction, the Company shall cause adequate provision to be made whereby the Recipient shall thereafter be entitled to receive upon expiration of the LTPSA, the cash, securities, evidences of indebtedness, other property or any combination thereof, the Recipient would have been entitled to receive for Common Stock acquired through this LTPSA immediately prior to the effective date of such transaction. If appropriate, the number of shares of this LTPSA following such reorganization, sale, merger, consolidation or other similar transaction may be adjusted, in each case in such equitable manner as the Committee may select.

AMENDMENT

In the event any new modifications or changes are made to existing laws that render any or all of this Agreement illegal or unenforceable, this Agreement may be amended to the extent necessary in order to carry out the intention of the Award to the Recipient.

PLAN CONTROLLING

The LTPSA is subject to all of the terms and conditions of the Plan except to the extent that those terms and conditions are supplemented or modified by this Agreement, as authorized by the Plan. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Plan. All determinations and interpretations of the Committee shall be binding and conclusive upon the Recipient and his or her legal representatives.

QUALIFICATION OF RIGHTS

Neither this Agreement nor the existence of the LTPSA shall be construed as giving the Recipient any right (a) to be retained as an employee of the Company; or (b) as a shareholder with respect to the shares of Common Stock underlying the LTPSA until the certificates for the Common Stock have been issued and delivered to the Recipient.

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

SUCCESSORS AND ASSIGNS

This agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties, subject to the other provisions hereof.

WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

TITLES

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Agreement.

IN WITNESS WHEREOF, the Company and the Recipient have agreed to the terms and conditions of this Grant all as of the day and date first above written.

By: ____________________________                             By: ____________________________
      The Company                                                                        Recipient
      John H. Kahle                                                                        (Name)
      Executive Vice President,
      General Counsel, Secretary
      Kimball International, Inc.